Exhibit 99.1
Vir Biotechnology Provides Updates on Chronic Hepatitis Delta and Oncology Programs and Upcoming 2026 Clinical Milestones
–Positive, updated Phase 2 SOLSTICE data showed combination of tobevibart and elebsiran is well tolerated and achieved undetectable HDV RNA in 88% of chronic hepatitis delta participants evaluable at 96 Weeks of treatment
–New Phase 1 data from PSMA-targeted PRO-XTEN® dual-masked T-cell engager VIR-5500 in prostate cancer to be presented at the 2026 American Society of Clinical Oncology Genitourinary Cancers Symposium in February
–Year-end 2025 cash and investments balance of approximately $781M1, with cash runway extended into Q4 2027 as a result of the Norgine licensing agreement and continued disciplined resource deployment
SAN FRANCISCO, January 12, 2026 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided key program updates, including new positive data from the ongoing SOLSTICE Phase 2 trial in chronic hepatitis delta (CHD). Participants receiving the combination therapy of tobevibart, an investigational neutralizing monoclonal antibody (mAb), and elebsiran, an investigational small interfering RNA (siRNA), showed increased and sustained viral suppression of HDV RNA versus treatment with the antibody alone in participants who have reached Week 96 of treatment.
The Company also announced that safety and efficacy data from the Phase 1 trial of VIR-5500, its PSMA-targeted PRO-XTEN® dual-masked T-cell engager (TCE) being evaluated in prostate cancer, will be shared in an oral presentation at the 2026 American Society of Clinical Oncology (ASCO) Genitourinary Cancers Symposium in February.
“We are poised for a year of significant clinical progress where we will report initial topline data from our Phase 3 program in CHD, present substantive Phase 1 safety and efficacy data from our PSMA-targeted VIR-5500 TCE program and continue to advance our broader portfolio of PRO-XTEN® masked TCEs through dose escalation,” said Marianne De Backer, M.Sc., Ph.D., MBA, Chief Executive Officer, Vir Biotechnology. “The latest data from our SOLSTICE Phase 2 trial evaluating tobevibart and elebsiran combination therapy in CHD are very promising, showing that monthly treatment with this combination therapy has the potential to achieve an undetectable viral load in a large number of patients, which could redefine the standard of care in CHD.”
Vir Biotechnology will present at the 44ᵗʰ Annual J.P. Morgan Healthcare Conference on Wednesday, January 14, 2026, at 3:45 p.m. PT. The webcast and presentation will be accessible from the Company’s website under Events & Presentations.

Recent Updates and 2026 Clinical Milestones
Tobevibart and elebsiran combination therapy for CHD
Data from the Phase 2 SOLSTICE trial to be presented at the 44th Annual J.P. Morgan Healthcare Conference demonstrate that undetectable hepatitis delta virus RNA (HDV RNA Target Not Detected, TND) was achieved and maintained by 77% (24/31) of participants receiving the combination of tobevibart and elebsiran at Week 72, and this rate increased to 88% (21/24) in the subset of participants evaluated through Week 96. By contrast, HDV RNA TND was achieved by 53% (17/32) of participants receiving tobevibart antibody monotherapy at Week 72 and 46% (11/24) in the subset of participants evaluated through Week 96. There were no grade 3 or higher treatment-related adverse events in the combination arm, and treatment emergent adverse events were generally mild to moderate and transient. Complete results at Week 96 will be presented at a future medical meeting. Previous positive Phase 2 SOLSTICE data at Week 48 were published in the New England Journal of Medicine.2
The registrational ECLIPSE program in CHD is ongoing, with ECLIPSE 1 and ECLIPSE 3 fully enrolled. Topline data from the ECLIPSE 1 trial is expected in the fourth quarter of 2026. Topline data from the ECLIPSE 2 and ECLIPSE 3 trials are expected in the first quarter of 2027.
Last month, Vir Biotechnology granted Norgine Pharma UK Limited, an affiliate of Norgine, an exclusive license for the commercial rights to the combination of tobevibart and elebsiran for the treatment of CHD in Europe, Australia and New Zealand. Vir Biotechnology has retained all commercialization rights for tobevibart and elebsiran in the United States and other markets outside of the Greater China Territory.3
PRO-XTEN® dual-masked TCE immunotherapy portfolio
PSMA-targeted PRO-XTEN® dual-masked TCE VIR-5500 is currently being evaluated as monotherapy and in combination with androgen receptor pathway inhibitors (ARPIs) for the first-line treatment of metastatic castration-resistant prostate cancer (mCRPC). Vir Biotechnology will share updated Phase 1 data at the 2026 ASCO Genitourinary Cancers Symposium in February. The Company previously shared preliminary data from the ongoing trial in January 2025 and will provide an update that includes safety and efficacy data of VIR-5500 monotherapy in the later-line mCRPC patients, including RECIST and PSA responses, durability and dose-response relationship.
Vir Biotechnology is also currently enrolling patients in its Phase 1 dose escalation trials for VIR-5818 in HER2-expressing solid tumors and VIR-5525 in EGFR-expressing solid tumors. Phase 1 dose escalation response data for VIR-5818 are expected in the second half of 2026.
Additionally, the Company is currently progressing a number of PRO-XTEN® masked TCEs in preclinical studies directed at clinically validated targets with potential applications across a variety of solid tumors, including lung, colorectal and bladder. All candidates have been discovered and optimized by leveraging Vir Biotechnology’s antibody and TCE discovery and engineering platform, which includes dAIsY™ (data AI structure and antibodY), a proprietary artificial intelligence engine, and the universal PRO-XTEN® masking technology.
2025 ending cash position (unaudited) and runway projection
Cash, cash equivalents and investments were approximately $781 million as of December 31, 2025.1 As a result of the anticipated net cash benefits from the Norgine licensing agreement, and through continued financial discipline, the Company expects cash, cash equivalents and investments to fund operations into the fourth quarter of 2027.

About the ECLIPSE Registrational Program
ECLIPSE is a registrational program to evaluate the safety and efficacy of tobevibart in combination with elebsiran in patients with chronic hepatitis delta (CHD). ECLIPSE includes three randomized, controlled trials designed to evaluate the combination therapy in comparison to deferred treatment or bulevirtide. ECLIPSE 1 (NCT06903338) is a Phase 3 trial evaluating the safety and efficacy of tobevibart in combination with elebsiran compared to deferred treatment in the U.S. or other regions where bulevirtide use is limited. ECLIPSE 2 (NCT07128550) is a Phase 3 trial evaluating the efficacy and safety of switching to tobevibart and elebsiran in people with CHD who have not achieved viral suppression with bulevirtide therapy. ECLIPSE 1 and 2 are designed to provide the registrational efficacy and safety data needed for potential submission to global regulatory agencies. ECLIPSE 3 (NCT07142811) is a Phase 2b head-to-head trial evaluating combination tobevibart and elebsiran compared with bulevirtide in bulevirtide-naïve patients, and it is designed to provide important supportive data to help establish access and reimbursement in key markets.
About Tobevibart and Elebsiran
Tobevibart is an investigational broadly neutralizing monoclonal antibody (mAb) targeting the hepatitis B surface antigen (HBsAg). It is designed to inhibit the entry of hepatitis B and hepatitis delta viruses into hepatocytes and to reduce the level of circulating viral and subviral particles in the blood. Tobevibart was identified using Vir Biotechnology’s proprietary mAb discovery platform. The Fc domain has been engineered to increase immune engagement and clearance of HBsAg immune complexes and incorporates Xencor’s Xtend™ technology to extend half-life. Tobevibart is administered subcutaneously, and it is currently in clinical development for the treatment of patients with chronic hepatitis delta.
Elebsiran is an investigational hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) licensed from Alnylam Pharmaceuticals, Inc. It is designed to degrade hepatitis B virus RNA transcripts and limit the production of HBsAg. Current data indicate that it has the potential to have direct antiviral activity against hepatitis B virus and hepatitis delta virus. Elebsiran is administered subcutaneously, and it is currently in clinical development for the treatment of patients with chronic hepatitis delta.
About Chronic Hepatitis Delta (CHD)
CHD is the most severe form of chronic viral hepatitis4 and was recently classified as carcinogenic by the International Agency for Research on Cancer.5 People living with the disease rapidly progress to cirrhosis, liver failure6 and liver-related death.4 There are currently no approved treatments in the U.S., and options are limited in the European Union and globally.
About VIR-5500, VIR-5818, VIR-5525
VIR-5500, VIR-5818 and VIR-5525 are investigational, clinical candidates currently being evaluated for the treatment of solid tumors. These assets leverage the universal PRO-XTEN® masking technology and target PSMA, HER2 and EGFR, respectively.
TCEs are powerful anti-tumor agents that can direct the immune system, specifically T-cells, to destroy cancer cells. The universal PRO-XTEN® masking technology is designed to keep the TCEs inactive (or masked) until they reach the tumor microenvironment, where tumor-specific proteases cleave off the mask and activate the TCEs, leading to killing of cancer cells. By driving the activity exclusively to the tumor microenvironment, we aim to circumvent the traditionally high toxicity associated with TCEs and increase their efficacy and tolerability. Additionally, the mask is designed to help drug candidates stay in the bloodstream longer in their inactive form, allowing them to better reach the site of action and potentially allowing less frequent dosing regimens for patients and clinicians.

About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is a clinical-stage biopharmaceutical company focused on powering the immune system to transform lives by discovering and developing medicines for serious infectious diseases and cancer. Its clinical-stage portfolio includes programs for chronic hepatitis delta and multiple dual-masked T-cell engagers across validated targets in solid tumor indications. Vir Biotechnology also has a portfolio of preclinical programs across a range of infectious diseases and oncologic malignancies. Vir Biotechnology routinely posts information that may be important to investors on its website.
Vir Biotechnology has exclusive rights to the universal PRO-XTEN® masking platform for oncology and infectious disease. PRO-XTEN® is a trademark of Amunix Pharmaceuticals, Inc., a Sanofi company.
Footnotes and references:
1 These preliminary selected financial results are unaudited and subject to adjustment. The Company expects to report its final and complete fourth quarter and full-year 2025 financial results in late February 2026.
2 Asselah T, Chattergoon MA, Jucov A, et al. A Phase 2 Trial of Tobevibart plus Elebsiran in Hepatitis D. N Engl J Med. 2025 Nov 9.Online ahead of print. doi:10.1056/NEJMoa2508827.
3 People’s Republic of China, Hong Kong, Taiwan and Macau
4 National Institute of Diabetes and Digestive and Kidney Diseases. Hepatitis D. NIDDK. Published November 2024. Accessed September 2025. Hepatitis D - NIDDK (nih.gov).
5 Karagas, Margaret R et al., Carcinogenicity of hepatitis D virus, human cytomegalovirus, and Merkel cell polyomavirus, The Lancet Oncology, Volume 26, Issue 8, 994 – 995.
6 Center for Disease Control and Prevention. Hepatitis D FAQs. CDC. Published March 2020. Accessed September 2025. What is Hepatitis D - FAQ | CDC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “should,” “could,” “may,” “might,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements regarding: Vir Biotechnology’s belief that 2026 will be a year of significant clinical progress for its CHD and oncology TCE programs; the therapeutic and commercial potential of Vir Biotechnology’s CHD program and Vir Biotechnology’s belief that the monthly treatment with the combination of tobevibart and elebsiran has the potential to achieve an undetectable viral load in a large number of patients, which could redefine the standard of care in CHD; Vir Biotechnology’s clinical development plans and expectations for the ECLIPSE Phase 3 registrational program, including protocols for and enrollment into ongoing and planned clinical trials, target endpoints and data analyses or readouts (including the expectation of topline data for ECLIPSE 1 in the fourth quarter of 2026 for ECLIPSE 2 and ECLIPSE 3 in the first quarter of 2027); the therapeutic and potential of Vir Biotechnology’s oncology solid tumor portfolio, preclinical pipeline and PRO-XTEN® masking technology; Vir Biotechnology’s clinical development plans and expectations for the VIR-5500 and VIR-5818 Phase 1 programs, including protocols for and enrollment into ongoing and planned clinical trials, target endpoints and data analyses or readouts (including plans to share updated Phase 1 data for VIR-5500 at the 2026 ASCO Genitourinary Cancers Symposium in February 2026 and Phase 1 dose escalation response data for VIR-5818 in the second half of 2026); Vir Biotechnology’s cash balance (unaudited) and anticipated runway; Vir Biotechnology’s strategy and plans; and any assumptions underlying any of the foregoing. Many factors may cause differences between current expectations and actual results, including, without limitation: unexpected safety or efficacy data or results observed during clinical studies or in data readouts, including the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; challenges in accessing manufacturing capacity; clinical site activation rates or clinical enrollment rates that are lower than expected; the timing and outcome of Vir Biotechnology’s planned interactions with regulatory authorities, as well as general difficulties in obtaining any necessary regulatory approvals; successful development and/or commercialization of alternative product candidates by Vir Biotechnology’s competitors, as well as changes in expected or existing competition; geopolitical changes or other external factors; and unexpected litigation or other disputes. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical studies may not be indicative of full results or results from later stage or larger scale clinical studies and do not ensure regulatory approval. The actual results may vary from the anticipated results, and the variations may be material. You are cautioned not to place undue reliance on any scientific data presented or these forward-looking statements, which are based on Vir Biotechnology’s available information, expectations and assumptions as of the date of this press release. Other factors that may cause Vir Biotechnology’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir Biotechnology’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir Biotechnology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
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